Exhibit 99.1

Marvell Technology Group Ltd. Reports Third Quarter of Fiscal Year 2021
Financial Results

•Q3 Revenue: $750 million
•Q3 Gross Margin: 50.8% GAAP gross margin; 63.0% non-GAAP gross margin
•Q3 Diluted income (loss) per share: $(0.03) GAAP diluted loss per share; $0.25 non-GAAP diluted income per share
•Cash and short-term investments: $832 million
Santa Clara, Calif. (December 3, 2020) - Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in infrastructure semiconductor solutions, today reported financial results for the third quarter of fiscal year 2021.

Revenue for the third quarter of fiscal 2021 was $750 million. GAAP net loss for the third quarter of fiscal 2021 was $(23) million, or $(0.03) per diluted share. Non-GAAP net income for the third quarter of fiscal 2021 was $168 million, or $0.25 per diluted share. Cash flow from operations for the third quarter was $258 million.

On October 29, 2020, Marvell Technology Group Ltd. announced the execution of a definitive agreement to acquire Inphi Corporation with cash and stock consideration. The transaction is expected to close by the second half of calendar 2021, subject to the approval of Marvell and Inphi shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

“Marvell continued to deliver strong revenue growth in the third fiscal quarter. Overall revenue increased 13% year on year, driven by our networking business, which grew revenue 35% year on year. Strong 5G and Cloud product ramps are fueling our ongoing success in these strategic growth markets,” said Matt Murphy, Marvell’s President and CEO. “Demand continues to increase, and we are guiding fourth fiscal quarter revenue at the mid-point to grow approximately 5% sequentially. Our team is working to mitigate the impact of industry-wide supply constraints that are currently limiting our ability to fully satisfy the increase in demand.”

Marvell's fourth quarter guidance takes into account the U.S. Government's export restrictions on certain Chinese customers. Given the ongoing uncertainty associated with COVID-19 and related public health measures, we also have temporarily widened the guidance range on revenue.

Fourth Quarter of Fiscal 2021 Financial Outlook

•Revenue is expected to be $785 million +/- 5%.
•GAAP gross margin is expected to be approximately 52.8%.
•Non-GAAP gross margin is expected to be approximately 64%.
•GAAP operating expenses are expected to be approximately $379 million.
•Non-GAAP operating expenses are expected to be approximately $280 million.
•Basic weighted average shares outstanding are expected to be 673 million.
•Diluted weighted average shares outstanding are expected to be 686 million.
•GAAP diluted income (loss) per share is expected to be $(0.03) to $0.07 per share.
•Non-GAAP diluted income per share is expected to be $0.25 to $0.33 per share.

GAAP diluted EPS is calculated using basic weighted average shares outstanding when there is a GAAP net loss, and calculated using diluted weighted average shares outstanding when there is a GAAP net income. Non-GAAP diluted EPS is calculated using diluted weighted average shares outstanding.

Conference Call

Marvell will conduct a conference call on Thursday, December 3, 2020 at 1:45 p.m. Pacific Time to discuss results for the third quarter of fiscal 2021. Interested parties may join the conference call by dialing 1-844-647-5488 or 1-615-247-0258, pass-code 3247376. The call will be webcast and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until Thursday, December 10, 2020.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of share-based compensation expense, amortization of the inventory fair value adjustment associated with the Aquantia and Avera acquisitions, amortization of acquired intangible assets, acquisition and divestiture-related costs, restructuring and other related charges (including, but not limited to, asset impairment charges, employee severance costs, and facilities related charges), resolution of legal matters, and certain expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell's core business.

Marvell uses a non-GAAP tax rate to compute the non-GAAP tax provision. This non-GAAP tax rate is based on Marvell's estimated annual GAAP income tax forecast, adjusted to account for items excluded from GAAP income in calculating Marvell's non-GAAP income, as well as the effects of significant non-recurring and period specific tax items which vary in size and frequency. Marvell's non-GAAP tax rate is determined on an annual basis and may be adjusted during the year to take into account events that may materially affect the non-GAAP tax rate such as tax law changes; significant changes in Marvell's geographic mix of revenue and expenses; or changes to Marvell's corporate structure. For the third quarter of fiscal 2021, a non-GAAP tax rate of 5.0% has been applied to the non-GAAP financial results.

Marvell believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to Marvell's financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, financial measures calculated in accordance with GAAP. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance.

Externally, management believes that investors may find Marvell's non-GAAP financial measures useful in their assessment of Marvell's operating performance and the valuation of Marvell. Internally, Marvell's non-GAAP financial measures are used in the following areas:

•Management’s evaluation of Marvell’s operating performance;
•Management’s establishment of internal operating budgets;
•Management’s performance comparisons with internal forecasts and targeted business models; and
•Management’s determination of the achievement and measurement of certain performance-based equity awards (adjustments may vary from award to award).

Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of Marvell's business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Marvell's results as reported under GAAP. The exclusion of the above items from our GAAP financial metrics does not necessarily mean that these costs are unusual or infrequent.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, but not limited to: the completion of the proposed transaction with Inphi Corporation on anticipated terms and timing or at all, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities and other conditions to the completion of the transaction; failure to realize the anticipated benefits of the proposed transaction with Inphi, including as a result of delay in completing the transaction or our ability to integrate the businesses of Marvell and Inphi or due to unexpected costs, liabilities, delays or other factors impacting the semiconductor industry; our ability to obtain or consummate financing related to the Inphi transaction upon acceptable terms or at all; potential litigation relating to the proposed transaction with Inphi that could be instituted against Marvell or Inphi or our respective directors; the risk that disruptions from the proposed transaction with Inphi will harm our or Inphi’s business, including current plans and operations; the ability of Marvell or Inphi to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction with Inphi; risks relating to the value of the shares to be issued in the Inphi transaction; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transaction with Inphi; potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Marvell’s and/or Inphi’s financial performance; restrictions during the pendency of the proposed transaction that may impact Marvell’s or Inphi’s ability to pursue certain business opportunities or strategic transactions; failure to receive the approval of the securityholders of Marvell and/or Inphi; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Inphi; risks related to the impact on our business of the novel coronavirus (COVID-19) pandemic which have impacted, and may continue to impact, our workforce and operations and the transportation and manufacturing of our products; risks related to the impact of the COVID-19 pandemic which have impacted, and may continue to impact the operations of our customers, distributors, vendors, suppliers, and partners; increased disruption and volatility in the capital markets and credit markets as a result of COVID-19, which could adversely affect our liquidity and capital resources; the impact of COVID-19, or other future pandemics, on the U.S. and global economies; disruptions caused by COVID-19 resulting in worker absenteeism, quarantines and restrictions on our employees’ ability to work, innovate, collaborate, and travel; the effects that the current credit and market conditions caused by, or resulting from, COVID-19 could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations; the impact of international conflict and economic volatility in either domestic or foreign markets including risks related to trade conflicts, regulations, and tariffs, including but not limited to, restrictions imposed on our Chinese customers; the risks associated with manufacturing and selling products and customers’ products outside of the United States; our ability to define, design and develop products for the 5G market; our ability to market our 5G products to Tier 1 infrastructure customers; extension of lead time due to supply chain disruptions or component shortages that may impact the production of our products and any constrained availability from other electronic suppliers impacting our customers' ability to ship their products, which in turn may adversely impact our sales to those customers; our reliance on independent foundries and subcontractors for the manufacture, assembly and testing of our products; cancellations, rescheduling or deferrals of significant customer orders or shipments, as well as the ability of our customers to manage inventory; our ability to realize the expected benefits from restructuring activities; the effects of transitioning to smaller geometry process technologies; the impact of any change in the income tax laws in jurisdictions where we operate and the loss of any beneficial tax treatment that Marvell currently enjoys; the risk of downturns in the highly cyclical semiconductor industry; the risk that we may not realize the anticipated benefits of our prior acquisitions and divestitures; our dependence upon the storage and networking markets, which are highly cyclical and intensely competitive; the outcome of pending or future litigation and legal and regulatory proceedings; our dependence on a small number of customers; the impact and costs associated with changes in international financial and regulatory conditions; our ability and the ability of our customers to successfully compete in the markets in which we serve; our ability and our customers’ ability to develop new and enhanced products and the adoption of those products in the market; decreases in gross margin and results of operations in the future due to a number of factors; our ability to estimate customer demand and future sales accurately; our ability to scale our operations in response to changes in demand for existing or new products and services; risks associated with acquisition and consolidation activity in the semiconductor industry; the effects of any other potential acquisitions, divestitures or investments; Marvell’s ability to protect its intellectual property; our maintenance of an effective system of internal controls; severe financial hardship or bankruptcy of one or more of our major customers; and other risks detailed in our SEC filings from time to time. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in the “Risk Factors” section of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Marvell from time to time with the SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.
Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 31, 2020	August 1, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net revenue	$750,143	$727,297	$662,470	$2,171,081	$1,981,490
Cost of goods sold	369,083	368,041	322,403	1,103,863	929,293
Gross profit	381,060	359,256	340,067	1,067,218	1,052,197

Operating expenses:
Research and development	255,637	277,139	267,781	812,360	801,002
Selling, general and administrative	115,501	112,794	118,993	350,322	342,988
Restructuring related charges	19,312	120,590	14,802	161,189	37,070
Total operating expenses	390,450	510,523	401,576	1,323,871	1,181,060
Operating loss	(9,390)	(151,267)	(61,509)	(256,653)	(128,863)
Interest income	608	577	1,092	2,243	3,437
Interest expense	(16,066)	(15,635)	(21,241)	(48,531)	(62,975)
Other income (loss), net	299	(440)	689	3,613	(1,624)
Interest and other income (loss), net	(15,159)	(15,498)	(19,460)	(42,675)	(61,162)
Loss before income taxes	(24,549)	(166,765)	(80,969)	(299,328)	(190,025)
Provision (benefit) for income taxes	(1,641)	(8,872)	1,532	(5,494)	(1,743)
Net loss	$(22,908)	$(157,893)	$(82,501)	$(293,834)	$(188,282)

Net loss per share — basic:	$(0.03)	$(0.24)	$(0.12)	$(0.44)	$(0.28)

Net loss per share — diluted:	$(0.03)	$(0.24)	$(0.12)	$(0.44)	$(0.28)

Weighted average shares:
Basic	670,487	667,574	668,178	667,186	667,184
Diluted	670,487	667,574	668,178	667,186	667,184

Marvell Technology Group Ltd.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	October 31, 2020	February 1, 2020
Assets
Current assets:
Cash and cash equivalents	$832,041	$647,604
Accounts receivable, net	490,271	492,346
Inventories	268,396	322,980
Prepaid expenses and other current assets	68,618	74,567
Total current assets	1,659,326	1,537,497
Property and equipment, net	331,769	357,092
Goodwill	5,336,356	5,337,405
Acquired intangible assets, net	2,380,382	2,764,600
Deferred tax assets	646,837	639,791
Other non-current assets	470,102	496,850
Total assets	$10,824,772	$11,133,235

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$224,112	$213,747
Accrued liabilities	406,986	346,639
Accrued employee compensation	187,982	149,780
Short-term debt	349,004	—
Total current liabilities	1,168,084	710,166
Long-term debt	992,801	1,439,024
Other non-current liabilities	274,270	305,465
Total liabilities	2,435,155	2,454,655

Shareholders’ equity:
Common shares	1,343	1,328
Additional paid-in capital	6,260,906	6,135,939
Retained earnings	2,127,368	2,541,313
Total shareholders’ equity	8,389,617	8,678,580
Total liabilities and shareholders’ equity	$10,824,772	$11,133,235

Marvell Technology Group Ltd.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Cash flows from operating activities:
Net loss	$(22,908)	$(82,501)	$(293,834)	$(188,282)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	47,834	36,082	149,922	112,662
Share-based compensation	59,787	66,762	182,060	189,036
Amortization of acquired intangible assets	109,433	92,760	333,934	253,467
Amortization of inventory fair value adjustment associated with acquisitions	—	3,316	17,284	3,316
Restructuring related impairment charges	6,013	6,146	123,559	16,243
Other expense (income), net	8,614	(2,094)	23,080	14,814
Changes in assets and liabilities:
Accounts receivable	(6,729)	(32,002)	2,075	8,374
Inventories	(5,984)	(39,276)	29,817	(30,602)
Prepaid expenses and other assets	(5,677)	(3,046)	(8,692)	(11,039)
Accounts payable	5,121	8,304	34,768	30,801
Accrued liabilities and other non-current liabilities	5,289	(26,141)	26,817	(106,258)
Accrued employee compensation	56,741	37,193	38,202	11,927
Net cash provided by operating activities	257,534	65,503	658,992	304,459
Cash flows from investing activities:
Sales of available-for-sale securities	—	18,832	—	18,832
Purchases of technology licenses	(1,712)	(414)	(8,476)	(1,936)
Purchases of property and equipment	(35,359)	(20,742)	(88,242)	(62,935)
Cash payment for acquisition, net of cash and cash equivalents acquired	—	(477,579)	—	(477,579)
Other, net	(476)	(1,404)	223	(1,793)
Net cash used in investing activities	(37,547)	(481,307)	(96,495)	(525,411)
Cash flows from financing activities:
Repurchases of common stock	—	—	(25,202)	(64,272)
Proceeds from employee stock plans	2,256	21,795	50,490	103,109
Tax withholding paid on behalf of employees for net share settlement	(25,912)	(19,220)	(82,626)	(80,862)
Dividend payments to shareholders	(40,229)	(40,140)	(120,111)	(119,496)
Payments on technology license obligations	(34,285)	(28,889)	(76,794)	(57,213)
Proceeds from issuance of debt	—	350,000	—	350,000
Principal payments of debt	(100,000)	—	(100,000)	(50,000)
Payment of debt financing costs	(22,313)	—	(22,313)	—
Other, net	1,003	(2,869)	(1,504)	(4,355)
Net cash provided by (used in) financing activities	(219,480)	280,677	(378,060)	76,911
Net increase (decrease) in cash and cash equivalents	507	(135,127)	184,437	(144,041)
Cash and cash equivalents at beginning of period	831,534	573,496	647,604	582,410
Cash and cash equivalents at end of period	$832,041	$438,369	$832,041	$438,369

Marvell Technology Group Ltd.
Reconciliations from GAAP to Non-GAAP (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 31, 2020	August 1, 2020	November 2, 2019	October 31, 2020	November 2, 2019

GAAP gross profit:	$381,060	$359,256	$340,067	$1,067,218	$1,052,197
Special items:
Share-based compensation	4,435	4,082	3,990	12,055	10,578
Amortization of acquired intangible assets	83,078	85,225	72,146	254,870	193,184
Other cost of goods sold (a)	4,296	11,630	4,758	34,488	5,208
Total special items	91,809	100,937	80,894	301,413	208,970
Non-GAAP gross profit	$472,869	$460,193	$420,961	$1,368,631	$1,261,167

GAAP gross margin	50.8%	49.4%	51.3%	49.2%	53.1%
Non-GAAP gross margin	63.0%	63.3%	63.5%	63.0%	63.6%

Total GAAP operating expenses	$390,450	$510,523	$401,576	$1,323,871	$1,181,060
Special items:
Share-based compensation	(55,352)	(58,504)	(63,375)	(170,005)	(179,061)
Restructuring related charges (b)	(19,312)	(120,590)	(14,802)	(161,189)	(37,070)
Amortization of acquired intangible assets	(26,355)	(26,354)	(20,614)	(79,064)	(60,283)
Other operating expenses (c)	(9,490)	(8,125)	(19,495)	(37,018)	(46,740)
Total special items	(110,509)	(213,573)	(118,286)	(447,276)	(323,154)
Total non-GAAP operating expenses	$279,941	$296,950	$283,290	$876,595	$857,906

GAAP operating margin	(1.3)%	(20.8)%	(9.3)%	(11.8)%	(6.5)%
Other cost of goods sold (a)	0.6%	1.6%	0.7%	1.6%	0.3%
Share-based compensation	8.0%	8.6%	10.2%	8.4%	9.6%
Restructuring related charges (b)	2.6%	16.6%	2.2%	7.4%	1.9%
Amortization of acquired intangible assets	14.6%	15.3%	14.0%	15.4%	12.8%
Other operating expenses (c)	1.2%	1.1%	3.0%	1.7%	2.3%
Non-GAAP operating margin	25.7%	22.4%	20.8%	22.7%	20.4%

Marvell Technology Group Ltd.
Reconciliations from GAAP to Non-GAAP (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 31, 2020	August 1, 2020	November 2, 2019	October 31, 2020	November 2, 2019

GAAP interest and other income (loss), net	$(15,159)	$(15,498)	$(19,460)	$(42,675)	$(61,162)
Special items:
Restructuring and other related items (d)	(1,002)	—	(946)	(568)	(1,209)
Write-off of debt issuance costs (e)	453	—	—	453	458
Deal costs (f)	—	—	496	—	1,505
Total special items	(549)	—	(450)	(115)	754
Total non-GAAP interest and other income (loss), net	$(15,708)	$(15,498)	$(19,910)	$(42,790)	$(60,408)

GAAP net loss	$(22,908)	$(157,893)	$(82,501)	$(293,834)	$(188,282)
Special items:
Other cost of goods sold (a)	4,296	11,630	4,758	34,488	5,208
Share-based compensation	59,787	62,586	67,365	182,060	189,639
Restructuring related charges in operating expenses (b)	19,312	120,590	14,802	161,189	37,070
Other operating expenses (c)	9,490	8,125	19,495	37,018	46,740
Restructuring and other related items in interest and other income, net (d)	(1,002)	—	(946)	(568)	(1,209)
Amortization of acquired intangible assets	109,433	111,579	92,760	333,934	253,467
Write-off of debt issuance costs (e)	453	—	—	453	458
Transaction costs included in interest and other income, net (f)	—	—	496	—	1,505
Pre-tax total special items	201,769	314,510	198,730	748,574	532,878
Other income tax effects and adjustments (g)	(10,502)	(16,226)	(3,773)	(27,957)	(17,177)
Non-GAAP net income	$168,359	$140,391	$112,456	$426,783	$327,419

GAAP weighted average shares — basic	670,487	667,574	668,178	667,186	667,184
GAAP weighted average shares — diluted	670,487	667,574	668,178	667,186	667,184
Non-GAAP weighted average shares — diluted (h)	682,724	678,304	679,345	677,273	678,986

Marvell Technology Group Ltd.
Reconciliations from GAAP to Non-GAAP (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 31, 2020	August 1, 2020	November 2, 2019	October 31, 2020	November 2, 2019

GAAP diluted net loss per share	$(0.03)	$(0.24)	$(0.12)	$(0.44)	$(0.28)
Non-GAAP diluted net income per share	$0.25	$0.21	$0.17	$0.63	$0.48

(a)	Other costs of goods sold includes inventory write-downs and amortization of acquired inventory fair value adjustments.

(b)	Restructuring related charges include asset impairment charges (including asset impairment charges due to changes to the scope of the server processor product line), employee severance costs, facilities related charges, and other.

(c)	Other operating expenses include integration and merger costs associated with acquisitions.

(d)	Interest and other income (loss), net, includes restructuring and other related items such as foreign currency remeasurement associated with restructuring related accruals.

(e)	Write-off of debt issuance costs is associated with partial term loan repayment.

(f)	Deal costs include transaction costs incurred in connection with divestiture of the Wi-Fi Connectivity business.

(g)	Other income tax effects and adjustments relate to tax provision based on a non-GAAP income tax rate of 5.0% for the three and nine months ended October 31, 2020 and three months ended August 1, 2020. Other income tax effects and adjustments relate to tax provision based on a non-GAAP income tax rate of 4.5% for the three and nine months ended November 2, 2019.

(h)	Non-GAAP diluted weighted average shares differs from GAAP diluted weighted average shares due to the non-GAAP net income reported.

Marvell Technology Group Ltd.
Outlook for the Fourth Quarter of Fiscal Year 2021
Reconciliations from GAAP to Non-GAAP (Unaudited)
(In millions, except per share amounts)

Outlook for Three Months Ended January 30, 2021
GAAP revenue	$785 +/- 5%
Special items:	—
Non-GAAP revenue	$785 +/- 5%

GAAP gross margin	~52.8%
Special items:
Share-based compensation	0.5%
Amortization of acquired intangible assets	10.7%
Non-GAAP gross margin	~64%

Total GAAP operating expenses	~$379
Special items:
Share-based compensation	53
Amortization of acquired intangible assets	26
Restructuring related charges	15
Other operating expenses	5
Total non-GAAP operating expenses	~$280

GAAP diluted net income (loss) per share	$(0.03) - $0.07
Special items:
Share-based compensation	0.08
Amortization of acquired intangible assets	0.16
Restructuring related charges	0.02
Other operating expenses	0.01
Other expense	0.01
Other income tax effects and adjustments	(0.01)
Non-GAAP diluted net income per share	$0.25 - $0.33

Quarterly Revenue Trend (Unaudited)
(In thousands)

	Three Months Ended			% Change
	October 31, 2020	August 1, 2020	November 2, 2019	YoY	QoQ
Networking (1)	$444,756	$406,008	$329,962	35%	10%
Storage (2)	276,279	290,495	287,708	(4)%	(5)%
Total Core	721,035	696,503	617,670	17%	4%
Other (3)	29,108	30,794	44,800	(35)%	(5)%
Total Revenue	$750,143	$727,297	$662,470	13%	3%

	Three Months Ended
% of Total	October 31, 2020	August 1, 2020	November 2, 2019
Networking (1)	59%	56%	50%
Storage (2)	37%	40%	43%
Total Core	96%	96%	93%
Other (3)	4%	4%	7%
Total Revenue	100%	100%	100%

(1) Networking products are comprised primarily of Ethernet Solutions, Embedded Processors and Custom ASICs.
(2) Storage products are comprised primarily of Storage Controllers and Fibre Channel Adapters.
(3) Other products are comprised primarily of Printer Solutions.

For further information, contact:
Ashish Saran
Vice President, Investor Relations
408-222-0777
ir@marvell.com